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                    TRANSFER AGENCY AND SERVICES AGREEMENT

     THIS AGREEMENT, dated as of this 30th day of May 1997 between LIQUID INSTITUTIONAL RESERVES (the "Fund"), a Massachusetts business trust having its principal place of business at 1285 Avenue of the Americas, New York, NY 10019 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH
                                   ----------

     WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

     WHEREAS, the Fund on behalf of the Portfolios, desires to appoint FDISG as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and FDISG desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and FDISG agree as follows:

Article 1  Definitions.
           -----------

     1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

          (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to FDISG from time to time.

          (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

          (d) "Commission" shall mean the Securities and Exchange Commission.

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          (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

          (f) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (g) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by FDISG from a person reasonably believed by FDISG to be an Authorized Person;

          (i) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

          (j) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto, if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

          (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

          (l) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

          (m) "Written Instructions" shall mean a written communication signed by a person reasonably believed by FDISG to be an Authorized Person and actually received by FDISG. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2  Appointment of FDISG.
           --------------------

     The Fund, on behalf of the Portfolios, hereby appoints and constitutes FDISG as transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as shareholder servicing agent for the Fund, and FDISG hereby accepts such appointments and agrees to perform the duties hereinafter set forth. (As used herein, "shareholder servicing agent" refers to the services contemplated by this Agreement and not to those described in the

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Prospectus as being provided by financial intermediaries, such as banks and savings associations, to the holders of the Fund's Financial Intermediary shares.)

Article 3  Duties of FDISG.
           ---------------

     3.1  FDISG shall be responsible for:

          (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of duties of FDISG annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between FDISG and the Fund.

          (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. FDISG shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

          (c) Notwithstanding any of the foregoing provisions of this Agreement, FDISG shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

     3.2 In addition, the Fund shall (i) identify to FDISG in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of FDISG for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

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     3.3  In addition to the duties set forth herein, FDISG shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and FDISG.

     3.4 FDISG shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund. The Fund agrees to reimburse FDISG for all reasonable out of pocket expenses incurred by FDISG in connection with FDISG's compliance with this
Section 3.4.

     3.5 In addition to performing the foregoing services, the Fund hereby engages FDISG as its non-exclusive service provider with respect to the Print/Mail Services as set forth in Schedule B for the fees also identified in Schedule B. FDISG agrees to perform the services and its obligations subject to the terms and conditions of this Agreement, recognizing that certain of such communications with Shareholders will originate directly from PaineWebber and not be subject to the charges set forth in Schedule B.

Article 4  Recordkeeping and Other Information.
           -----------------------------------

     4.1 FDISG shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by FDISG for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     4.2 To the extent required by Section 31 of the 1940 Act, FDISG agrees that all such records prepared or maintained by FDISG relating to the services to be performed by FDISG hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

     4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, FDISG will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. FDISG reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5  FUND INSTRUCTIONS.
           -----------------

     5.1 FDISG will have no liability when acting upon Written or Oral Instructions reasonably believed by FDISG to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until

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receipt of a Written Instruction thereof from the Fund. FDISG will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of FDISG.

     5.2 At any time, FDISG may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for FDISG, except that FDISG remains liable for any action taken or not taken by it which constitutes willful misfeasance, bad faith or negligence by FDISG or its employees or the reckless disregard by FDISG or its employees of its duties and obligations under this Agreement. Written Instructions requested by FDISG will be provided by the Fund within a reasonable period of time.

     5.3 FDISG, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect FDISG's right to rely on Oral Instructions.

Article 6  Compensation.
           ------------

     6.1 The Fund on behalf of each of the Portfolios will compensate FDISG for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

     6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, reasonable out-of-pocket expenses incurred by FDISG in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by FDISG in the performance of its obligations hereunder and pre-approved by the Fund.

     6.3 The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses within fifteen (15) days following the receipt of the respective invoice.

     6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

Article 7  Documents.
           ---------

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     In connection with the appointment of FDISG, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for FDISG to prepare to perform its duties hereunder, deliver or cause to be delivered to FDISG the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article 8  Transfer Agent System.
           ---------------------

     8.1 FDISG shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by FDISG in connection with the services provided by FDISG to the Fund herein (the "FDISG System") provided, however, it is understood that the Fund shall retain ownership of all Shareholder records and information maintained by FDISG on the FDISG System.

     8.2 FDISG hereby grants to the Fund a limited license to the FDISG System for the sole and limited purpose of having FDISG provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

     8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the FDISG System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the FDISG System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the FDISG System is strictly prohibited without the prior written consent of FDISG.

     8.4 In the event that the Fund, including any affiliate or agent of the Fund, or any third party desires to transmit certain transaction instructions directly to the FDISG System and produce reports associated with these transactions from a remote location, FDISG agrees to make available its proprietary Remote Trade Entry ("RTE") Software. The Fund's use of RTE shall be in accordance with the terms of this Agreement. Any third party utilizing RTE shall execute and be bound by the terms and conditions of the Remote Trade Entry License Agreement attached hereto as Exhibit 1 or such other agreement that is acceptable to both the fund and FDISG. FDISG hereby acknowledges that shareholders which utilize RTE shall in no event be deemed to be agents of the Fund.

Article 9  Representations and Warranties.
           ------------------------------

      9.1  FDISG represents and warrants to the Fund that:

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          (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

          (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

          (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

          (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     9.2  The Fund represents and warrants to FDISG that:

          (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

          (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

          (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

          (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

Article 10  Indemnification.
            ---------------

     10.1 Except as set forth in Sections 10.2 and 10.3 below, FDISG shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold FDISG harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against FDISG or for which FDISG may be held to be liable (a "Claim") arising out of or attributable to any of the following:

          (a) any actions of FDISG required to be taken pursuant to this Agreement;

          (b) FDISG's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by FDISG from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of FDISG's duties and obligations hereunder;

          (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

          (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

          (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

     10.2 FDISG shall not be indemnified under Section 10.1 against any liability (or any expense incidental to such liability) arising out of the willful misfeasance, bad faith or negligence of FDISG or its employees or the reckless disregard by FDISG or its employees of its duties and obligations under this Agreement.

     10.3 FDISG shall indemnify and hold the Fund, on behalf of each Portfolio, harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or for which the Fund may be held to be liable (a "Claim") arising out of or attributable to the willful misfeasance, bad faith or negligence of FDISG or its employees or the reckless disregard by FDISG or its employees of its duties and obligations under this Agreement.

     10.4 In any case in which a party may be asked to indemnify or hold the other party harmless, the party seeking indemnification ("Indemnified Party") will notify the other party promptly after identifying any situation which it believes presents or appears to present a claim for indemnification against the other party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the other party advised with respect to all developments concerning such situation. The party who may be required to indemnify ("Indemnifying Party") shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification and in the event that the Indemnifying Party so

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elects, such defense shall be conducted by counsel chosen by the Indemnifying
Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

     10.5 Any claim for indemnification under this Agreement must be made prior to the earlier of:

          (a) one year after the Indemnifying Party becomes aware of the event for which indemnification is claimed; or

          (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

     10.6 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be the sole and exclusive remedy for claims or other actions or proceedings to which a party's indemnification obligations pursuant to this Article 10 may apply.

Article 11  Standard of Care and Limitation of Liability
            --------------------------------------------

     11.1 FDISG shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by FDISG's own negligence, bad faith, willful misconduct or that of its employees, or the reckless disregard by FDISG or its employees of its duties and obligations under this Agreement.

     11.2 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

     11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

     11.4 The members of the Board of Directors of the Fund and the Shareholders of any Portfolio shall not be liable for any obligations of the Fund or the Portfolios under this Agreement, and FDISG agrees, that in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund or the particular Portfolio in settlement of such right or claims, and not to such members of the Board of Directors or Shareholders. FDISG further agrees that it will look only to the assets and property of a particular Portfolio in asserting

                                       9
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any right or claims under this Agreement with respect to services rendered with respect to that Portfolio and will not seek to obtain settlement of such rights or claims from the assets of any other Portfolio of the Fund.

Article 12  Consequential Damages.
            ---------------------

     12.1 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY TO THE OTHER CONTRACTING PARTY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 13  Term and Termination.
            --------------------

     13.1 This Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term").

     13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each provided that it may be terminated by either party during a Renewal Term upon written notice given at least sixty (60) days prior to termination.

     13.3 In the event a termination notice is given by the Fund, it shall be accompanied by a resolution of the Board of Directors, certified by the Secretary of the Fund, designating a successor transfer agent or transfer agents. Upon such termination and at the expense of the Fund, FDISG will deliver to such successor a certified list of shareholders of the Fund (with names and addresses), and all other relevant books, records, correspondence and other Fund records or data in the possession of FDISG, and FDISG will cooperate with the Fund and any successor transfer agent or agents in the substitution process.

     13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If FDISG is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of FDISG with respect to services performed prior to such termination or rights of FDISG to be reimbursed for out-of-pocket

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

expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

Article 14  Additional Portfolios.
            ---------------------

     14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have FDISG render services as transfer agent under the terms hereof, the Fund shall so notify FDISG in writing, and if FDISG agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional portfolios.

Article 15  Confidentiality.
            ---------------

     15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and FDISG shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and FDISG shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party, except as may be required by applicable law or at the request of the Commission or other governmental agency. The parties further agree that a breach of this Section
15.1 would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision. The Fund and FDISG may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and FDISG may also disclose the Confidential Information to independent contractors, auditors, and professional advisors. Notwithstanding the previous sentence, in no event shall either the Fund or FDISG disclose the Confidential Information to any competitor of the other without specific, prior written consent.

     15.2  Proprietary Information means:

          (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, the Fund's shareholders, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or FDISG, their respective subsidiaries and affiliated companies (including, with respect to the Fund, its investment adviser and principal underwriter) and the customers, clients and suppliers of any of them;

          (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or FDISG a competitive advantage over its competitors; and

          (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

Article 16  Security and Disaster Recovery
            ------------------------------

     16.1 FDISG represents and warrants that, to the best of its knowledge, the various procedures and systems which FDISG has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for 24 hours a day restricted access) of the Fund's blank checks, certificates, records and other data and FDISG's equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. FDISG shall review such systems and procedures on a periodic basis and the Fund shall have access to review these systems and procedures.

     16.2 FDISG, or an affiliate of FDISG, shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for periodic backup of computer files and data with respect to the fund and emergency use of electronic data processing equipment. In the event of equipment failures, FDISG shall, at no additional expense to the fund, take all reasonable steps to minimize service interruptions. FDISG shall have no liability with respect to the loss of data or service interruptions caused by equipment failures, provided such loss or interruption is not caused by the negligence of FDISG and provided further that FDISG has complied with the provisions of this Article 16.

Article 17  Force Majeure.
            -------------

     17.1 Subject to the provisions of Article 16, no party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 18  Assignment and Subcontracting.
            -----------------------------

     18.1 This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. FDISG may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG; however, such subcontractors shall be bound by the terms of this Agreement as though an original party hereto, and FDISG shall be responsible for the performance of such subcontractors under the terms and conditions of this Agreement as if such performance were its own, unless such subcontractors are PaineWebber Incorporated, Mitchell Hutchins Asset Management, Inc. or an affiliated person of either.

     18.2 Notwithstanding Section 18.1 above, FDISG may assign its rights and delegate its duties under the Agreement to PaineWebber Incorporated or Mitchell Hutchins Asset Management Inc., or an affiliated person of either, upon mutual prior written acknowledgment of such assignment by FDISG and the Fund.

Article 19  Arbitration.
            -----------

     19.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the National Association of Securities Dealers in New York, New York in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

     19.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     19.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 19.

Article 20  Notice.
            -------

     Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or FDISG, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

        To the Fund:    Liquid Institutional Reserves
                        1285 Avenue of the Americas
                        New York, NY 10019
                        Attention:  Colleen McDermott
                        with copies to:  Dianne E. O'Donnell, Secretary
                                         Robert P. Hetzer



        To FDISG:


        First Data Investor Services Group, Inc.
        4400 Computer Drive
        Westboro, Massachusetts 01581
        Attention:  President

        with a copy to FDISG's General Counsel

Article 21  Governing Law/Venue.
            -------------------

     The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in New York City, and FDISG and Client hereby submit themselves to the exclusive jurisdiction of those courts.

Article 22  Counterparts.
            -------------

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 23  Captions.
            ---------

     The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 24  Publicity.
            ---------

     Neither FDISG nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements.

Article 25  Relationship of Parties.
            -----------------------

     25.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

     25.2 Upon reasonable notice by the Fund, FDISG shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Fund, or any person retained by the Fund, as may be necessary for the Fund to evaluate the quality of the services performed by FDISG pursuant hereto.

Article 26  Entire Agreement; Severability.
            ------------------------------

     26.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against FDISG unless said writing is executed by a Senior Vice President, Executive Vice President, or President of FDISG. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     26.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                        LIQUID INSTITUTIONAL RESERVES

                        By:  /s/ Dianne E. O'Donnell
                           ----------------------------

                        Title: DIANNE E. O'DONNELL
                              -------------------------
                               SECRETARY AND VICE PRESIDENT


                        FIRST DATA INVESTOR SERVICES GROUP, INC.

                        By:  /s/ Gerald G. Kokos
                           ----------------------------

                        Title:  Executive Vice President
                              -------------------------

                                                      APPROVED
                                                        LEGAL

                                   Exhibit 1

                               LIST OF PORTFOLIOS
                               ------------------


Money Market Fund

Government Securities Fund

Treasury Securities Fund

                                  Schedule A

                                DUTIES OF FDISG
                                ---------------

     1.  Shareholder Information.    FDISG shall maintain a record of the number
         -----------------------
of Shares held by each Shareholder of record which shall include name, address and taxpayer identification number. FDISG has been informed by the Fund that it has not and does not intend to issue share certificates.

     2.  Shareholder Services. FDISG shall respond as appropriate to all
         ---------------------
inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between FDISG and the Fund. As part of these services, FDISG shall provide toll-free lines (at the expense of the Fund) for direct shareholder use, plus customer liaison staff for on-line inquiry response.

     3.  Mailing Communications to Shareholders; Proxy Materials. FDISG will
         -------------------------------------------------------
address and mail to Shareholders whose Fund accounts are not linked to a PaineWebber account (each a "Fund-only account"), all reports to such Shareholders, and dividend and distribution notices. At the expense of the Fund, FDISG shall provide such Shareholder account information as is reasonably necessary to facilitate the mailing and tabulation of proxy material for the Fund's meetings of Shareholders. FDISG understands that the Fund normally retains the services of other service providers in connection with proxy solicitations. However, in connection with meetings of Shareholders, if requested in advance by the Fund, FDISG will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings. If the Fund retains a third party in connection with a proxy solicitation, FDISG agrees to take reasonable steps to facilitate such party's activities.

     4. Sales of Shares
        ---------------

          (a) FDISG shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of FDISG to rely on such Written Instructions or official notice. FDISG recognizes that the Fund and PaineWebber reserve the right to reject any purchase order and to suspend the offering of Fund Shares for a period of time as provided in the Prospectus; the Fund will provide FDISG with Written Instructions in connection with the exercise of this right.

          (b) In the event that any wire of Federal Funds for the payment of money in connection with the sale of Shares is not received or voided or reversed for any reason, FDISG will endeavor to: (I) give prompt notice of such occurrence to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such order, if any; and (iii) take such actions as FDISG may from time to time deem appropriate.

          (c) FDISG shall maintain necessary communication with the Fund's custodian in order to report daily sales activity and transmit sales proceeds to such custodian on a daily basis for those days on which the Fund is open for business.

     5. Transfer and Repurchase
        -----------------------

          (a) FDISG shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

          (b) FDISG will transfer or repurchase Shares upon receipt of Oral or Written Instructions accompanied by such documents as FDISG reasonably may deem necessary or otherwise pursuant to the Prospectus.

          (c) FDISG reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. FDISG also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which FDISG, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

          (d) When Shares are redeemed, FDISG shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by FDISG reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

          (e) FDISG shall, upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by FDISG from the Fund.

          (f) FDISG shall not process or effect any repurchase with respect to Shares of the Fund after receipt by FDISG or its agent of notification of the suspension of the determination of the net asset value of the Fund.

     6.   Dividends
          ---------

          (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to FDISG Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

          (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide FDISG with sufficient cash to make payment to the Shareholders of record as of such payment date.

          (c) If FDISG does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the payable date, FDISG will, upon notifying~ the Fund, withhold payment to all such Shareholders until sufficient cash is provided to FDISG.

     7.  Additional Services.
         -------------------

          (a) Calculate Shareholder Servicing Fee payments and broker trail commissions.

          (b) Monitor and maintain all systems necessary to implement and operate the multi-class distribution system, as described in the Prospectus, provided, however, that such systems shall not be materially different from those used by FDISG in connection with providing services to its other clients utilizing a multi-class structure.

          (c) Send duplicate confirmations and statements to brokers of their clients' activity, whether executed through the broker-dealer or directly with FDISG if requested by the Fund to do so with regard to Fund-only accounts only.

     8. In addition to and neither in lieu nor in contravention of the services set forth above, FDISG shall: (i) perform all the customary services of a transfer agent, registrar, dividend and distribution disbursing agent and agent of the dividend reinvestment plan as described in the FUND'S prospectus and herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies (if requested by the Fund), tabulating proxies (if requested by the Fund), mailing Shareholder reports to current Shareholders (unless the Fund selects another service provider for this task and so informs FDISG), withholding taxes on U.S. resident and non-resident alien accounts for "Fund - only accounts" where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Fund - only account Shareholders. If the Fund retains another service provider with respect to a Shareholder mailing, FDISG agrees to take reasonable steps, at the expense of the Fund, to facilitate such other service provider's activities, including providing Shareholder account information.